AT-WILL CONTRACT FOR SERVICES

AGREEMENT

BETWEEN

DUESENBERG INC.

AND

BRENDAN SCOTT NORMAN

(PASSPORT No: REDACTED)

Agreement No: DINC/CFS/BSN/CSOXX/V220901/1

AT-WILL CONTRACT FOR SERVICES AGREEMENT

This At-Will Contract for Services Agreement (hereinafter referred to as "Contract" and/or “Agreement”). is made and entered into this 1st day of December 2022, by and between: Duesenberg Inc., a Nevada incorporated corporation (“Company”); (hereinafter referred to as "DINC" or "the Company"), and Brendan Scott Norman, Australian Passport Number: REDACTED; (hereinafter referred to as "BSN").

RECITALS

DINC is a subsidiary of Duesenberg Technologies Inc., an Incorporated Company in the United States of America in the Automotive Industry.

BSN has the education and experience needed by DINC in the Automotive Industry.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, DINC and BSN hereby agree as follows:

1.Position of Contract for Service.

The Company will appoint BSN in the position of Chief Strategy Officer of DINC and, in that position, BSN will report to the Executive Chairman/President and/or any Directors’ of DINC. DINC retains the right to change BSN’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in BSN's duties shall be consistent with BSN’s training, experience, and qualifications.

The terms and conditions of the BSN’s Contract shall, to the extent not addressed or described in this Contract Agreement, be governed by DINC's Policies and Procedures Manual and existing practices. In the event of a conflict between this Contract Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

2.Term of Contract.

BSN’s Contract with DINC shall begin on 1st December, 2022, and shall continue until the termination or renewal of this agreement, after which time continued Contract shall be on an "at will" basis, unless:

2.1.BSN’s Contract is terminated by either party in accordance with the terms of Section 5 of this Contract Agreement; or

2.2.Such term of Contract is extended or shortened by a subsequent agreement duly executed by each of the parties to this Contract Agreement, in which case such Contract shall be subject to the terms and conditions contained in the subsequent written agreement.

3.Compensation and Benefits.

3.1.Remuneration.

BSN shall be paid a monthly Fee of USD5,000.00 (United State Dollars: Five Thousand Only). BSN shall be liable to declare its own taxation or any other’s statutory declaration to the relevant local authorities or any applicable federal laws.

Any increases in BSN’s Remuneration for years beyond the first year of BSN’s Contract shall be in the sole discretion of DINC and/or Board of Director’s approval, and nothing herein shall be deemed to require any such increase.

3.2.Incentive and Deferred Compensation.

Nothing in this Contract Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to BSN if such payment would not otherwise be required under the terms of DINC's incentive compensation programs.

4.Duties and Performance.

The BSN acknowledges and agrees that he is being offered a position of Chief Strategy Officer by the Company with the understanding that the BSN possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued Contract with the Company, whether during the term of this Contract Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

4.1.General Duties.

4.1.1.BSN shall render to the very best of BSN’s ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

4.1.2.BSN shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. BSN shall not undertake, either as an owner, director, shareholder, BSN or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written concert of the Management or the Board of Directors.

4.1.3.BSN shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his Contract on behalf of the Company.

4.1.4.BSN shall have no authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the Company, except as may be specifically authorized by the Company or Board of Directors of DINC.

4.2.Specific Duties. [Describe specific duties of BSN or reference job description appended as attachment to the agreement].

5.Termination of Contract.

BSN’s Contract with the Company may be terminated, prior to the expiration of the Reelection term during the Annual Shareholder’s meeting of this Agreement, in accordance with any of the following provisions:

5.1.Termination by BSN.

The BSN may terminate his Contract at any time during the course of this agreement by giving one (1) months’ notice in writing to DINC. During the notice period, BSN must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise BSN’s remuneration and benefits will remain unchanged during the notification period.

5.2.Termination by the Company Without Cause.

DINC may terminate BSN’s Contract at any time during the course of this agreement by giving one (1) months’ notice in writing to the BSN. During the notice period, BSN must fulfill all of BSN’s duties and responsibilities set forth above and use BSN’s best efforts to train and support BSN’s replacement, if any. Failure of BSN to comply with this requirement may result in Termination for Cause described below, but otherwise BSN’s remuneration and benefits will remain unchanged during the notification period. DINC, may, in its sole discretion, give BSN severance pay in the amount of the remaining notice period in lieu of actual Contract, and nothing herein shall require Company to maintain BSN in active Contract for the duration of the notice period.

5.3.Termination by the Company For Cause.

The Company may, at any time and without notice, terminate the BSN for "cause". Termination by the Company of the BSN for "cause" shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the BSN’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the BSN’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instructions of the DINC.

5.4.Termination By Death or Disability.

The BSN’s Contract and rights to compensation under this Contract Agreement shall terminate if the BSN is unable to perform the duties of his position due to death or disability lasting more than 30 days, and the BSN’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which BSN is entitled under this Agreement, except: (a) to the extent specifically provided in this Contract Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which BSN is covered provide a benefit to the BSN’s heirs, beneficiaries, successors, or assigns.

6.Confidentiality.

BSN agrees that at all times during BSN’s Contract and following the conclusion of this Contract, whether voluntary or involuntary, BSN will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an Executive of the Company or to any Executive of the Company who does not also have access to such Confidential Information, without express written authorization of the President of the Company. BSN are required to sign the Secrecy Agreement as per the Appendix A.

6.1."Confidential Information" shall mean any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information the Company receives in confidence from any other party, or any other secret or confidential matters of the Company. Additionally, BSN will not use any Confidential Information for BSN’s own benefit or to the detriment of the Company during BSN’s Contract or thereafter. BSN also certifies that Contract with the Company does not and will not breach any agreement or duty that BSN has to anyone concerning confidential information belonging to others.

6.2.“Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing: (1) Immunity—An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) Use of Trade Secret Information in Anti-Retaliation Lawsuit—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.Noncompetition.

To the fullest extent permitted by applicable law, the terms of the Noncompetition Agreement executed by the BSN are incorporated by reference into this Contract Agreement and are made a part hereto as if they appeared in this Contract Agreement itself.

8.Expenses.

The Company shall pay or reimburse BSN for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts maintained and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

9.Intellectual Property

BSN recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with BSN 's Contract by Company, and that are within the scope of BSN 's contract by Company, are the sole and exclusive property of Company. BSN agrees not to assert any such rights against Company or any third party. BSN agrees to assign, and hereby does assign, to Company all rights, if any, in or to such works or marks that may accrue to the BSN during the term of this Agreement.

10.Agreement Not to Solicit Employees

During the term of this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, BSN shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by Company to or for any business, organization, program, or activity that competes with any program, activity or operation of Company.

11.Agreement Not to Compete

During the term of BSN 's Contract under this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, BSN shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, perform the same or substantially the same services that Executive performed for Company, whether as an employee or in any other capacity, on behalf of any trade or professional association, franchise company, nonprofit organization or business, which has the same or substantially the same membership or purposes as Company.

12.Injunctive Relief

BSN acknowledges that BSN’s breach of the covenants contained in this Agreement (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, and preliminary injunctive relief pursuant to the Nevada Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

13.Tax

The parties hereto shall be individually and severally liable for its own income tax and/or other statutory authorities incurred in this Agreement and shall indemnify the other party against any costs, damages, compensation or otherwise suffered by it as a result of any claim or suit for income tax and/or other statutory payment incurred in this Agreement.

14.General Provisions.

14.1.Notices.

All notices and other communications required or permitted by this Agreement to be delivered by DINC or BSN to the other party shall be delivered in writing to the address shown below, either personally, by email, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

DINC:
Duesenberg Inc.
No 21, Denai Endau 3,

Seri Tanjung Pinang,

10470 Tanjung Tokong,

Penang, Malaysia

[Attention: Executive Chairman/President]

Email: joelim@duesenbergtech.com

BSN:
Brendan Scott Norman

No 5, The Residence Mont Kiara,

Mont Kiara,

Kuala Lumpur 50480

Malaysia

Email: brendan.norman@hush.com

14.2.Amendments and Termination; Entire Agreement.

This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of DINC and BSN relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

14.3.Successors and Assigns.

The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that DINC, without obtaining BSN’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-Contract restrictions shall be assignable by DINC to any entity which purchases all or substantially all of the Company's shares/assets.

14.4.Severability; Provisions Subject to Applicable Law.

All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

14.5.Waiver of Rights.

No waiver by DINC or BSN of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

14.6.Definitions; Headings; and Number.

A term defined in any part of this Contract Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Contract Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

14.7.Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

14.8.Governing Laws and Forum.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of Malaysia. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of Malaysia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Signed by:	)
BRENDAN SCOTT NORMAN PASSPORT NO: REDACTED	)
For and on behalf of	)
DUESENBERG INC.	)
)

Signed by:	)
LIM HUN BENG	)
EXECUTIVE CHAIRMAN	)

APPENDIX A

SECRECY AGREEMENT

This Agreement is entered between, Duesenberg Inc. a Nevada incorporated company incorporated in United States of America  addressed at 401 Ryland St STE 200-A, Reno, NV 89502, USA (hereinafter referred to as “the Company”) of the one part

and

Brendan Scott Norman

Australian Passport Number: REDACTED

No 5, The Residence Mont Kiara,

Mont Kiara,

Kuala Lumpur 50480

Malaysia

Email: brendan.norman@hush.com

(Hereinafter referred to as “You”) of the other part.

(1)Definitions and Interpretation

In this Agreement, the following terms shall have the following meanings:

“Agreement”shall means this formal agreement including all appendices annexed hereto (as amended from time to time).

“Affiliate”shall means any corporation, association or other entity which is controlled, directly or indirectly, by the respective Party, where "control" means the possession of the power to direct the management and policies of the controlled party through the majority of common stock and/or voting rights and/or by contract or otherwise.

“Business”means the promotion, sale, design, development, manufacturing, concept, services, inventions, intellectual property, management, etc., and all matters related thereto.

“Confidential Information”(a) Shall include but not limited to all information and documents related to trademarks, trade name, service marks, service names, logos, emblems, slogans, industrial designs, patents, copyrights, trade secrets and inclusive of in the form of photographs, video and/or CD filming, digital images, drawings, designs, CAD data, financial, economics, commercial and strategic reports, corporate and product information and other information and all copies, reproductions, reprints and translations thereof, marked as classified supplied and owned by Disclosing Party to the Receiving Party in connection with and in the course of the business.

(b) Shall include information and material demonstrated and furnished verbally or in any other mode regardless of whether these have been explicitly or tacitly identified as being secret or confidential shall in any case be deemed to be Confidential Information in the sense of this Agreement.

(c)  Shall include all of the above information disclosed in connection with the business whether before and after the date of this Agreement.

“Disclosing Party”shall means the party disclosing the Confidential Information.

“Contract”This includes but not limited to full and/or part time employment, contract employment and/or services, consultant / advisor, persons under training program, etc.

“Specified Persons”shall means either party’s families, employees, officers, directors, advisors, consultants, agents, contractors, sub-contractors, representatives, or dealers.

“Information”Technical and non-technical information, specifications, drawings, data, inter-memo, discussions, etc. in any format which includes but not limited to hard copies, soft copies, electronic, information gained verbally or visual observation.

“Related companies”Includes companies that are directly and indirectly related with Duesenberg Inc. and/or the companies either by shares, common directors or licensed agreement and/or also includes directly or indirectly a subsidiaries or associates companies.

“Receiving Party”shall means the party receiving the Confidential Information

(2)Words applicable to natural persons include any body of persons, company, corporation, firm or partnership corporate or incorporate and vice versa.  It shall also include such person’s heirs, personal representatives, successor-in-title, and permitted assigns.  All references to a company shall include such company’s successor-in-title and permitted assigns.  Words importing the masculine gender shall include the feminine and neuter genders and vice versa.  Words importing the singular number shall include the plural number and vice versa.

(3)Where two or more persons or parties are included or comprised in any expressions, agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such persons or parties be deemed to be made by and be binding upon such persons or parties jointly and severally.

You will undertake to observe and maintain the full patent and confidentiality rights of Duesenberg Inc. and /or any of its related companies and the entire Duesenberg Inc.range of products, equipment’s, clients and suppliers or any past or future products/clients and will not retain by hard copy, soft copy or email or disclose or use any information and/or material pertaining to or regarding Duesenberg Inc. or its products or services in any way, shape or form except as may be required in the strict discharge and in compliance of your role during your employment with the company.

The confidentiality obligations under this Agreement shall remain binding beyond the termination of your employment and shall remain effective until such knowledge becomes generally available in the public domain.  In the event that this company ceases operation for whatever reason, this Agreement shall continue to remain binding for Six (6) years from the date of this company’s cessation.

In consideration of the above, you agree to undertake that, without the written consent of this company’s Executive Chairman/President, you will not disclose, use, act upon, retain, distribute or do anything whatsoever in relation to such information which could be used for your own or anyone else’s benefit, at any time. This also applies to information that is the property of our customers or suppliers.

Information which is confidential also includes but not limited to:

•Technical information and drawings.

•All forms of intellectual property including but not limited to trade secrets, inventions, ideas, etc.

•Sales and distribution lists.

•Marketing strategies.

•Suppliers and Vendors sourcing.

•All forms of retro fitting of products whether modified or not.

•Costs of services or any related items.

•Any information relating to any formal, informal and / or professional discussions.

•Pricing and company policies.

•Suppliers and customer’s files and data.

•Product samples.

•Potential clients

•Mailing lists, Address Books, and Name cards.

•Scientific, business and/or financial data.

•Legal documents and information.

•Designs, sketches, plans, drawings and/or photographs.

•Whether or not such information is a property of the company’s customers or suppliers.

In the event that you are no longer employed by Duesenberg Inc., you are obligated by this Agreement not to work directly or indirectly with a similar competing business for a period of not less than 3 (three) years unless with the prior written consent from the Executive Chairman/President of this company.

It is further agreed and understood that you take note hereof, or any party / persons related with you, will not, under any circumstances pass any information relating to the business and/or private affairs of Duesenberg Inc. which includes its management, and /or any of its related companies to any other parties, engage in any form of circumvention, private contact or dealings in any way shape or form with any person or persons.

It is also understood that any information received or provided to you that may affect or involves the interest of this company shall be disclosed by you immediately to the management of this company without delay. The company has the right to take action, legal or otherwise, against you for breaching any part of this Agreement.

In the event that any of the provision of this agreement shall be held by the Court or any tribunal of competent jurisdiction to be unenforceable, the remaining provisions of this agreement shall remain in full force and effect.

This Agreement is governed by State of Nevada Law and the parties hereby submit to the jurisdiction of the Nevada court.  Both parties agree that the forum for settlement or hearing of any disputes shall be in United States of America unless otherwise specified by this company.

Acceptance of your agreement and understanding of the above is hereby confirmed by you signing this document.

For and On Behalf of

Duesenberg Inc.

/s/ Lim Hun Beng

LIM HUN BENG

Executive Chairman

_________________________________________________________________________

I, Brendan Scott Norman, Australian Passport Number: REDACTED

Acknowledge that since my first involvement with this company, to date I have not retained, copied or distributed any information in any way, shape or form to any person, company or organization by any means, whether verbal, written, hard copy or electronic, etc as per this entire agreement.

I understand and agree to abide by the entire contents of this agreement and I also understand that should I fail to abide by this agreement, the company reserves the right to take action, legal or otherwise against me as it deem fit.

/s/ Brendan Scott Norman

Signature

Name: Brendan Scott Norman

Date: